SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 25, 2012

SPECTRUM GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1063 McGraw Irvine, CA (Address of principal executive offices)	92614 (Zip code)

Registrant's telephone number, including area code:  (949) 955-1250
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
In connection with the privately placed sale of equity securities referred to in Item 3.02, Spectrum Group International, Inc. (the “Company”) entered into a registration rights agreement with each of the purchasers in the private placement. Pursuant to these agreements, the Company has agreed to, as promptly as practical after the consummation of the Private Placement, use its commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a “resale” registration statement providing for the resale of the Private Placement Shares for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act. In addition, the Company granted the purchasers piggyback registration rights with respect to the shares purchased in the private placement. A copy of the form of registration rights agreement is filed as Exhibit 10.1 to this Report.
Item 2.01 Completion of an Acquisition or Disposition of Assets.
On September 25, 2012, Spectrum Group International, Inc. (the “Company”), Afinsa Bienes Tangibles En Liquidacion, S.A. (“Afinsa”) and Afinsa's subsidiary Auctentia, S.L. (“Auctentia”) consummated the transactions contemplated by the securities purchase agreement (as amended by Amendment No. 1, dated July 4, 2012, Amendment No. 2, dated September 14, 2012, and Amendment No. 3, dated September 18, 2012, the “Securities Purchase Agreement”), pursuant to which the Company purchased from Afinsa and Auctentia an aggregate of 15,609,796 shares of its common stock, and all the shares of the Company's Spectrum PMI, Inc. subsidiary not previously owned by the Company, for an aggregate purchase price of $51.17 million. The remaining 3,032,271 shares of the common stock held collectively by Afinsa and Auctentia constitute 9.9% of the Company's outstanding common stock, in accordance with the terms of the Securities Purchase Agreement.
Item 3.02. Unregistered Sales of Equity Securities.
On September 25, 2012, the Company sold 1,426,315 shares of its common stock at a price of $1.90 per share in a private placement exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulations D thereunder. The aggregate proceeds of the sale were $2.71 million. Each of the purchasers in the private placement is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act and is a person with whom the Company or its management had a pre-existing relationship. The net proceeds of the sale, after payment of related expenses, were used to fund, in part, the purchase price for the securities acquired by the Company pursuant to the Securities Purchase Agreement referred to in Item 2.01. The Company granted to the purchasers in the private placement certain registration rights. See Item 1.01.
Item 5.01. Changes in Control of Registrant.
As a result of the consummation of the transactions contemplated by the Securities Purchase Agreement, the holdings of Afinsa and Auctentia have been reduced from approximately 57% of the Company's issued and outstanding common stock to approximately 9.9% of the Company's issued and outstanding common stock. As a result Afinsa and Auctentia may be deemed to no longer control the Company.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
In connection with the transactions contemplated by the Securities Purchase Agreement, effective as of September 25, 2012, George Lumby resigned as a member of the Company's board of directors. In addition, Antonio Arenas resigned as Executive Chairman of the Company's board of directors, effective as of September 25, 2012, but retained his position as a director. Mr. Arenas has agreed to tender his registration as an executive and director of the Company effective as of the time that Afinsa and Auctentia cease to be the beneficial owners of 5% or more of the Company's issued and outstanding common stock.
Item 8.01. Other Events.
On September 25, 2012, the Company consummated a rights offering (the “Rights Offering”) for shares of its common stock, pursuant to which each holder of record of a share of common stock on July 31, 2012 was issued 1.4 transferable rights to purchase one share of common stock at a purchase price of $1.90 per share. Holders of rights were also entitled to exercise customary oversubscription rights. The Rights Offering expired at 5:00 p.m., New York City time, on September 21, 2012. Subscription rights that were not exercised by the expiration time have expired.
The Company sold 12,004,387 shares of common stock in the Rights Offering for an aggregate purchase price of $22.8 million. The net proceeds of the sale, after payment of related expenses, were used to fund, in part, the purchase price for the securities acquired by the Company pursuant to the Securities Purchase Agreement referred to in Item 2.01.

After giving effect to the purchase of the Company's common stock pursuant to the Securities Purchase Agreement and the sale of the common stock pursuant to the Rights Offering and the private placement referred to in Item 3.02, there are currently outstanding 30,628,991 shares of common stock.
A copy of the press release announcing the results of the Rights Offering is filed as Exhibit 99.1 to this Report.
Item 9.01. Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Registration Rights Agreement, dated as of September 26, 2012, by and among the Company and the stockholders identified therein.
99.1	Press release dated September 26, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 26, 2012

SPECTRUM GROUP INTERNATIONAL, INC.

By:	/s/ Carol Meltzer
Name:	Carol Meltzer
Title:	General Counsel and Secretary